Exhibit 10.1

August 2, 2013

Personal & Confidential

Stephen J. Smith
[address]

Dear Steve:

We are pleased to offer employment to you as Executive Vice President and Chief Financial Officer for The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”). Your employment will commence on September 1, 2013 or on such other date that we mutually agree upon. In this position, you will report directly to me in my role as Chairman, President and Chief Executive Officer. Please note that your job responsibilities are subject to change as Hain Celestial's business needs may require; provided, however, that you shall always be employed in an executive level capacity.

1.    Your semi-monthly base salary will be $20,625.00 (less required withholdings and elected deductions), and will be paid on the 15th and the 30th of each month. This equates to $495,000 if calculated on an annual basis. This position is exempt and does not qualify for overtime compensation. Hain Celestial conducts annual salary reviews and may, in its sole discretion, grant an increase based on such factors as commitment to the job, effective job performance, attendance and other criteria.

2.    Additionally, you will be eligible to participate in our annual cash incentive program. Your eligibility for an annual cash incentive award, as well as the amount of any such award, are completely within the discretion of Hain Celestial's Compensation Committee, and may be based on a variety of factors, including, but not limited to, evaluation of your job performance, achievement of goals and objectives set by the Compensation Committee, and Hain Celestial's overall profitability. In your position, you will have a target bonus of up to 100% of your base salary. It is our practice to pro-rate your first year annual cash incentive award, should the Compensation Committee decide to grant one, based on your tenure. You must be an active employee of Hain Celestial on payroll at the time of award payout to receive payment. Eligibility for participation in Hain Celestial's annual cash incentive program is not a guarantee or assurance of receipt of any annual cash incentive award.

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com

3.    You will be eligible to participate in our 2014-2015 Long Term Incentive Plan or such similar plan as is adopted by the Compensation Committee (the “2014-2015 LTIP”). Your target award under the 2014-2015 LTIP will be 110% of your annual base salary, subject to approval by the Compensation Committee. For the 2014-2015 LTIP, you will be eligible to receive an award that is prorated for the actual period of participation during the performance period, which will likely begin on July 1, 2013 and conclude on June 30, 2015. An award under the 2014-2015 LTIP will be made only if Hain Celestial satisfies certain performance goals, the satisfaction of which will be determined by the Compensation Committee after the end of the performance period.

4.    On the last day of the fiscal quarter in which your employment commences, you will receive an initial grant of restricted stock with a grant date value of $400,000, vesting one-third each year on the anniversary of the grant date, subject to approval by the Compensation Committee. Should you voluntarily leave the employ of Hain Celestial or be terminated by the Company for Cause (as defined below), any unvested shares from this grant will be forfeited.

5. During the first year of your employment, you will also receive a monthly car allowance of $700.00 (less required withholdings), and the Company will reimburse you for all reasonable business expenses incurred in your employment, which would include the Company stated mileage. Thereafter, the Company shall provide you with a new car, the type and make of which shall be approved by the Chief Executive Officer, such approval shall not be unreasonably withheld. The Company will also reimburse you for financial planning, advisory and tax services of up to $12,000 per year.

6.    Our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following completion of 30 days of employment. Accordingly, you should protect any existing health coverage by making a timely election of continuation under COBRA or otherwise retain coverage until you are able to participate in Hain Celestial's benefit plans. You will be provided a “new employee packet” upon hire which includes descriptions of all our benefits plans and the enrollment applications.

7.    Additionally, on the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

8.    Upon commencement of your employment, you will be required to provide appropriate documents as defined by the U.S. Department of Homeland Security/U.S. Citizenship and Immigration Services to verify that you are authorized to work in the United Sates.  You will also be required to complete the appropriate tax withholding forms.

9.     Our vacation year is a calendar year. Since your date of hire is in September, you will be entitled to seven (7) days of paid vacation for the remainder of this calendar year. In addition, you will be eligible for two (2) paid personal day(s), and four (4) paid sick days for the calendar year of 2013. For the calendar year of 2014 you will receive twenty (20) days of paid vacation, three (3) paid personal days, and six (6) paid sick days.

10.    This offer is contingent upon the following: 1) a favorable review of two (2) professional references from your prior employers; 2) successful completion of a pre-employment drug screening examination; and 3) pre-hire screening, which will require that you execute documents required by Hain Celestial for a background investigation concerning your criminal, employment, education and credit history.

11.     You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial. Based on that representation, we have extended this offer of employment to you. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that you have committed a breach of any contractual or other material duty to such previous employer, Hain Celestial may immediately terminate your employment. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims

12.    This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. While we are hopeful that you will enjoy your employment with our Company, your employment with us is “at-will”, and is therefore terminable by either Hain Celestial or you without cause, notice or liability, subject to paragraphs 13 and 14 below. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial's policy requirements.

13.    If Hain Celestial terminates your employment without Cause, you will receive the following payments and benefits from Hain Celestial following the termination of your employment (subject to the execution, within 60 days following the termination of your employment, of a separation agreement and mutual release):

a) for a period of 12 months, Hain Celestial will continue to pay your base salary in effect at termination of your employment in accordance with Paragraph 1 of this letter, commencing with the first regularly scheduled payroll date following the 60th day after termination of your employment, such salary continuation to cease earlier if you begin employment with a new employer; and

b) for a period of 12 months following the termination of your employment, Hain Celestial will continue to provide health insurance benefits (for you and your dependents, as the case may be) substantially similar to those benefits which you or your dependents were receiving immediately prior to the termination of your employment; such benefit continuation to cease earlier if you obtain substantially comparable benefits with a new employer.

Termination of your employment for “Cause” shall mean (i) the willful and continued failure by you to substantially perform your duties with Hain Celestial, or a subsidiary of Hain Celestial, as such duties may reasonably be defined from time to time by the Board of Directors (the “Board”) (or a duly designated and authorized committee thereof), or to abide by the reasonable written policies of Hain Celestial after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties or have not abided by any reasonable written policies, or (ii) the continued and willful engaging by you in conduct which is demonstrably and materially injurious to Hain Celestial or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your act, or failure to act, was in the best interests of Hain Celestial or its subsidiaries.

14.    In the event your employment with Hain Celestial is terminated in connection with a Change in Control of Hain Celestial you will receive two times your annual base salary in effect at the time of the Change in Control, and (y) two times the average of the annual cash incentive awards paid or payable you in the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs. This arrangement will be in accordance with and subject to the terms and conditions of the Company's Change in Control Agreement filed with the Securities and Exchange Commission on February 9, 2010.

15.    Notwithstanding anything to the contrary in this letter:

a) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A (after giving effect to the exemptions in Treasury Regulations Sections 1.409A-1(b)(3) through (b)(12)) of the Internal Revenue Code of 986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“Section 409A”) and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid until a date that is within the 15-day period after the end of the six-month period beginning on the date of your separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this letter agreement.

b) Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to you that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and you agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof). The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this letter. The Company shall not be liable to you for any payment made under this letter that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this letter as an amount includible in gross income under Section 409A of the Code.

c) Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this letter agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

d) Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this letter agreement shall be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense, and shall be subject to applicable Company reimbursement policies. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

e) Installments as Separate Payment. If under this letter agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

16.    This letter and the Change of Control Agreement, once executed, constitute the entire agreement between you and Hain Celestial relating to this subject matter and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer.

Steve, we look forward to working with you. Please acknowledge your acceptance of these terms by your signature below. Afterwards, return one copy to me and keep one copy for your records.

Sincerely,

/s/ Irwin D. Simon

Irwin D. Simon
President and Chief Executive Officer

Accepted:    /s/ Stephen J. Smith
Stephen J. Smith

Date:        August 16, 2013

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